Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 11, 2005 relating to the financial statements and financial highlights, which appear in the December 31, 2004 Annual Report to the Shareholders of the U.S. Real Estate Fund (formerly the Security Capital U.S. Real Estate Shares, one series of the JPMorgan Trust II), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the captions “Experts”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, IL

April 27, 2005